AFH Acquisition IV, Inc. 8-K

Exhibit 10.7

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (“Agreement”) is made as of this 18th day of October, 2007, by and between Cato Holding Company, a North Carolina corporation (“Licensor”) and Emmaus Medical, Inc., a Delaware corporation (“Licensee”) (Licensor and Licensee are sometimes referred to collectively as the “Parties” or individually as a “Party”).

WITNESSETH:

WHEREAS, Licensor has been granted exclusive rights to certain patents describing the use of L-Glutamine in combination with human growth hormone to treat patients with nutrient malabsorption pursuant to the Sublicense Agreement of June 14, 2005 between Licensor and Ares Trading, S.A., .a Swiss .corporation (“Ares”) (hereinafter the “Cato Sublicense”);

WHEREAS, Ares was granted exclusive rights to certain patents describing the use of L-glutamine in combination with human growth hormone to treat patients with nutrient malabsorption pursuant to the Sublicense Agreement of August 16, 2004 between Ares and Nutritional Restart Pharmaceutical Limited Partnership, a Delaware limited partnership (“NRP”) (hereinafter the “Sublicense”);

WHEREAS, NRP was granted exclusive rights to certain patents describing the use of L-glutamine in combination with human growth hormone to treat patients with nutrient malabsorption pursuant to the Sublicense Agreement of February 9, 1996 between Nutritional Restart Centers, L.P., a Delaware limited partnership (“NRC”) and NRP, as amended (the “NRP Sublicense”), which technology was licensed exclusively to NRC pursuant to a License Agreement, effective November 12, 1993, with the Brigham and Women’s Hospital, Inc. (hereinafter the “NRC License”);

WHEREAS, Section 2.03 of the Cato Sublicense provides that a sublicense under the Cato Sublicense may be granted with the express written consent of Ares;

WHEREAS, Cato owns or has rights to Drug Master File No. 16639 (the “DMF”), as well as to Licensor’s Mark (both as hereinafter defined) and desires to grant Licensee a license thereto pursuant to the terms of this Agreement; and

WHEREAS, Licensee desires to obtain a sublicense under Section 2.03 of the Cato Sublicense and a license to the Licensor’s Mark and the right to reference the DMF, and Licensor is willing to grant such rights under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and each intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, each term listed below shall have the meaning that is given after it:

Section 1.01.                      Adjusted Gross Sales.  Gross sales less (a) credits or allowances made or given on account of rejects, returns, or recalls; (b) contract price discounts (including but not limited to promotional, cash and trade discounts), chargebacks, deductions for standard fees paid to third parties as returned goods allowances regardless of actual returns, and rebates including, but not limited to the Veteran’s Affairs, the Public Health Service, CMS Medicaid Rebate Program, the Medicaid Prescription Drug Program MMA, State Rebate Programs, and any other governmental or private organization that are actually made; and (c) free samples given to promote sales of Licensed Product.

Section 1.02.                      Affiliate.  Any company, corporation, firm, partnership or other entity that controls, is controlled by or is under common control with the Party in question.

Section 1.03.                      Ares’ Mark.  Zorbtive™ or any other trademark used by Ares or any of its Affiliates in association with Ares’ Product.

Section 1.04.                      Ares’ Product.  Human growth hormone manufactured by or on behalf of Ares or an Affiliate of Ares that is approved by the FDA for use in treatment of short bowel syndrome in patients receiving specialized nutritional support.

Section 1.05.                      Brigham.  The Brigham and Women’s Hospital, Inc., a Massachusetts not-for-profit corporation.

Section 1.06.                      Effective Date.  October 18, 2007.

Section 1.07.                      FDA.  The United States Food and Drug Administration.

Section 1.08.                      Field.  The treatment of patients with nutrient malabsorption resulting from a resected bowel or from a disease of the gastrointestinal tract solely through the use of the Licensed Product in combination with Ares’ Product.

Section 1.09.                      Information.  All technical information, know-how and data contained in the DMF or which is now or later comes into the possession of Licensor and which Licensor has the right to· disclose, which is related to the Licensed Product, including without limitation all technical information relating to the ingredients, specifications, formulation, manufacture, packaging, quality control, packaging, and stability of the Licensed Product.

Section 1.10.                      Licensed Patent.  U.S. Patent No 5,288,703.

Section 1.11.                      Licensed Product.  L-Glutamine.

Section 1.12.                      Licensee Promotional Materials.  All marketing, advertising or promotion materials that reference Licensor’s Mark, Ares’ Mark or Ares’ Product, including without limitation press releases, web sites, product packaging, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits or any other form of marketing, advertising or promotion.

Section 1.13.                      Licensor’s Mark.  Nutrestore™, as registered or being registered with the U.S. Patent and Trademark Office.

Section 1.14.                      Licensee’s Mark.  Any trademark that Licensee uses in connection with L-Glutamine marketed for use in the Field.  Any such Licensee’s Mark shall not be identical or confusingly similar to Licensor’s Mark.

Section 1.15.                      Term.  As defined in Section 4.01.

Section 1.16.                      Territory.  The United States of America, including its territories.

Section 1.17.                      Third Party.  Any entity other than Licensor, Licensee, or an Affiliate of Licensor or Licensee.

ARTICLE II

GRANT OF LICENSES; LICENSEE FEES; ADDITIONAL CONSIDERATION

Section 2.01.                      Grant of Patent License.  Licensor hereby grants to Licensee, which Licensee accepts, a license under the Licensed Patent to make, have made, import, use, offer to sell and sell Licensed Product in the Territory for use within the Field.

Section 2.02.                      Exclusivity.  The license granted under Section 2.01 is exclusive to Licensee.  Licensee acknowledges and agrees that such exclusivity shall not be deemed to restrict in any way Ares’ right to make, have made, use, sell, offer for sale or import Ares’ Product.

Section 2.03.                      Exclusions.  Licensee acknowledges and agrees that (i) no rights to the Licensed Patent are granted under this Agreement except the license expressly granted under Section 2.01, above; (ii) the license granted to Licensee under this Agreement does not extend to any rights not granted to Licensor under the Cato Sublicense; (iii) the license granted to Licensee under this Agreement requires Licensee to promote the Licensed Product only for use in association with Ares’ Product, it being understood that there is no requirement under this Agreement for Licensee to co-promote the Licensed Product with Ares’ Product; and (iv) Licensee has no right to sublicense its rights under this Agreement without the express written consent of Licensor, which consent shall not be unreasonably withheld.

Section 2.04.                      Right to Reference Drug Master File.  Licensor hereby grants Licensee the right to reference the Information for purposes of making, using, offering to sell and selling the Licensed Product.

Section 2.05.                      Payments.  In consideration for the license granted under Section 2.01, Licensee shall make payments to Licensor as follows:

(a)           Within five (5) days of the Effective Date of this Agreement, Licensee shall deposit in an interest bearing escrow account of its choice the sum of Five Hundred Thousand Dollars (U.S.  $500,000) (the “Escrow Funds”).  Licensee shall receive the interest on the Escrow Funds.  Within five (5) business days of Licensor presenting Licensee and the escrow holder with written evidence and Licensee and the escrow holder confirming to their satisfaction that Ares has given the required express written consent to this Agreement, the Escrow Funds shall be released to Licensor.  So long as Licensor has not yet obtained the required express written consent of Ares, the Escrow Funds shall remain in the interest bearing escrow account and Licensee shall be entitled to collect interest thereon.  Licensor shall communicate to License any information it has concerning whether Ares will or will not give its express written consent.  If Ares refuses to give its express written consent to this Agreement within four (4) months of the Effective Date, then Licensee shall be permitted to immediately terminate this Agreement, and in such case, the Escrow Funds shall be immediately returned to Licensee, and Licensee shall owe no future payments whatsoever to Licensor under Section 2.05(b).

(b)           Licensee will pay Licensor a royalty equal to ten percent (10%) of Adjusted Gross Sales of Licensed Product that is sold by Licensee or an Affiliate of Licensee during the Term for use in the Field.  Licensee shall make such royalty payment to Licensor within thirty (30) days following the end of each respective calendar year for which a payment is due; provided, however, regardless of the amount of Adjusted Gross Sales of Licensed Product for such year, Licensee shall pay a minimum annual royalty to Licensor for each calendar year as set forth below:

Year	Minimum Royalty
2008	$30,000
2009	$70,000
2010	$100,000
2011	$100,000
2012	$100,000

Such minimum annual royalty amount shall not be construed as a limitation in any way on the annual royalty payment due from Licensee to Licensor, it being understood that the royalty in any calendar year for sales of Licensed Product shall not exceed the higher of (a) ten percent (10%) of Adjusted Gross Sales of Licensed Product by licensee and any Affiliates of License or

(b) the Minimum Royalty for that year.  By way of example, if the Adjusted Gross Sales of Licensed Product in 2008 is $500,000, then the royalty due will be $50,000, and if the Adjusted Gross Sales of Licensed Product in 2009 is $600,000, then the royalty due will be $70,000.  Prior to payment, there shall be deducted from payments otherwise due to Licensor, all taxes required to be withheld by Licensee from payments to Licensor and paid to any governmental authority with jurisdiction.  Licensee shall forward to Licensor certificates and receipts evidencing such payments of taxes as soon as reasonably possible.

(c)           Licensee retains the right to make, use, sell, import and distribute L-Glutamine and L-Glutamine containing compounds for uses outside of the Field to the extent that it has or subsequently obtains any necessary rights.  However, Licensee agrees that if it markets FDA approved L-Glutamine for treating sickle cell disease and thalassemia under a trademark other than Licensor’s Mark, Licensee will pay Licensor a royalty equal to one percent (l%) of the Adjusted Gross Sales of such sickle cell disease and thalassemia branded L-Glutamine for a period.  of five (5) years from the date of the Licensee’s first commercial sale of such sickle cell disease branded L-Glutamine.  If and when Licensee develops and markets other L-Glutamine and L-Glutamine containing products for treating diseases other than sickle cell disease and thalassemia, then no such royalty obligation shall apply to those products.  Licensee shall make the royalty payment to Licensor within thirty (30) days following the end of each respective calendar year for which a payment is due.

Section 2.06.                      Records.  Licensee shall keep full, clear, and accurate records and accounts showing Licensed Product sold, given away, or otherwise disposed of in any manner by Licensee.  Licensor or its designated representative shall have the right to audit, during normal business hours, all such records and accounts to the extent necessary to verify that no underpayment has been made by Licensee hereunder; provided that any representative of Licensor shall be subject to Licensee’s prior written approval, which shall not be unreasonably withheld, and shall have signed a confidentiality agreement reasonably acceptable to Licensee.  Such audit shall be conducted at Licensor’s own expense, provided that if any discrepancy or error exceeding five percent (5%) of the sum actually due is found through the audit, the cost of the audit shall be born by Licensee.

Section 2.07.                      Compliance with Cato Sublicense and Applicable Laws.  Licensor shall fully perform and comply with all of its obligations under the Cato Sublicense.  Licensor shall immediately notify Licensee in writing of all relevant information if Licensor becomes aware of (a) any alleged breach or other dispute concerning its performance under the Cato Sublicense, or (b) any alleged breach, proposed termination or other dispute concerning the NRC License, the NRP Sublicense and/or the Ares Sublicense that it is not prohibited from disclosing to Licensee.  Licensor shall fully comply with all applicable laws, rules, regulations and guidances of any federal, state or other governmental authority including, without limitation, rules, regulations and guidances promulgated by the FDA, that are applicable to its rights to the Licensed Product.

ARTICLE III

MARKETING; ADDITIONAL LICENSEE RESPONSIBILITIES

Section 3.01.                      Trademark License.  Licensor grants to Licensee the right to use Licensor’s Mark solely in connection with marketing and selling Licensed Product in the Territory for use in the Field.  Licensee hereby acknowledges the validity of Licensor’s Mark and Licensor’s exclusive right, title and interest in and to the Licensor’s Mark.  Licensee shall not, during the term of this Agreement, or thereafter, (i) do or permit to be done any act or thing which prejudices, infringes or impairs the rights of Licensor with respect to Licensor’s Mark, (ii) use, register or attempt to register any mark that is identical to, or confusingly similar to Licensor’s Mark, or (iii) continue any use or action in relation to or in connection with Licensor’s Mark or this Agreement if objected to by Licensor.  Notwithstanding the foregoing, the above restrictions shall not prevent Licensee from registering and using its own trademark (“Licensee’s Mark”) which shall not be identical to, or confusingly similar to Licensor’s Mark) to market the Licensed Product.  Licensee is also free to brand L-Glutamine and L-Glutamine containing compounds for medications other than for use in the Field.  .Licensor must pre-approve all uses of Licensor’s Mark in connection with Licensee Promotional Materials, in the manner set forth in Section 3.07 of this Agreement.  So that the value of the goodwill and reputation associated with Licensor’s Mark will not be diminished, Licensee shall have the right to ensure that all goods and services provided in connection with Licensor’s Mark shall be of a uniform high quality.  Licensor shall have the right to inspect and test the products provided by Licensee to monitor for Licensee’s adherence to the obligations of this Section 3.01.

Section 3.02.                      Trademark License.  So long as Licensee has complied with the terms of the Agreement, and did not exercise its right to terminate the Agreement under Article IV at the conclusion of the Term, upon the written request of Licensee, Licensor shall, for additional consideration to be agreed upon by in good faith Licensor and Licensee, grant Licensee an exclusive and perpetual and paid up sublicense to use Licensor’s Mark in the Territory in connection with the Licensed Product for use in the Field.  However, if, at any time after the Effective Date, any third party encumbrance(s) on Licensor’s ability to either assign or exclusively licensee the Licensor’s Mark to third parties shall cease to apply, Licensor shall promptly notify Licensee of same.  In such case, Licensor will upon the written request of Licensee, assign or exclusively license in perpetuity trademark rights in Licensor’s Mark to Licensee for no additional consideration.  If Licensor or any principals of Licensor or any entities under their majority ownership, or control has the power to request that such encumbrances be removed, then such party or parties will agree to cooperate with Licensee in doing so in order that trademark rights in Licensor’s Mark can be transferred to Licensee.

Section 3.03.                      Infringements.

3.03.01.               Infringement Actions.  Each Party shall give the other Party written notice in the event that such Party becomes aware of any infringement by a Third Party of Licensor’s Mark.  If Licensor declines to bring suit within ninety (90) days after it becomes aware of any such infringement, Licensee shall have the right to file an infringement action on behalf of Licensor at Licensee’s sole cost and expense, Licensor shall provide all reasonable cooperation to Licensee in connection with such infringement action, and Licensee shall reimburse Licensor for its out of pocket expenses incurred in rendering such cooperation without deduction from any royalty payments otherwise due to Licensor hereunder.

3.03.02.               Indemnification.  If Licensee or any customer of Licensee shall be charged with or sued for infringement in connection with Licensor’s Mark, Licensee shall promptly notify Licensor in writing.  Licensor shall indemnify and hold Licensee, its Affiliates and its customers harmless from and’ against all costs, damages, judgments (including settlement amounts), fees (including attorneys’ fees) and costs incurred by any of the indemnitees as a result of such action; provided, however, Licensor shall in no case indemnify or hold harmless Licensee, its Affiliates or its customers if the willful act or negligence of any such party contributed to the grounds or cause of any such infringement action in connection with Licensor’s Mark.

Section 3.04.                      Publicity.  Other than the limited right to use Licensor’s Mark solely in connection with marketing and selling Licensed Product in the Territory for use in the Field, neither Party may use in any manner the other Party’s name, insignia or marks or any contraction, abbreviation or adaptation thereof, without the express prior written consent of the other Party, which shall not be unreasonably withheld.  Licensee also agrees that, except for filings with the FDA or other agencies required by statute, law or regulation, Licensee will not use the name or names of Brigham or of the Harvard Medical School or any employee or member of the medical staff of either institution or any adaptation of any of the foregoing in any advertising or sales literature relating to Licensed Product, on any Licensed Product or generally with respect to any matter arising out of this Agreement.  Neither Party may publicly disclose or issue press releases concerning the existence of this Agreement or the terms and conditions hereof except with the express written consent of the other Party, which consent shall not unreasonably be withheld.

Section 3.05.                      Promotion only with Ares’ Product.  For so long as Ares markets Ares’ Product, Licensee shall not promote Licensed Product for use in association with any human growth hormone other than Ares’ Product.

Section 3.06.                      Appointment of Marketing Contact.  Each Party shall provide to the other a contact, at the level of Vice President of Marketing or equivalent, for communication regarding all matters under this Agreement (each a “Marketing Contact”).

Section 3.07.                      Approval of Licensee Promotional Materials.  Licensee agrees that any placement, use or distribution of Licensee Promotional Materials shall be subject to Licensor’s prior written approval, which approval shall not be unreasonably withheld or delayed.  Licensee shall submit to Licensor, for its written approval, drafts of all Licensee Promotional Materials, prior to use.  All such submissions shall be sent to Licensor’s Marketing Contact.  With respect to any Licensee Promotions Materials that references Ares’ Mark or Ares’ Products, Licensor shall promptly evaluate Licensee Promotional Materials submitted to it by Licensee, shall solicit approval from Ares for use of Ares’ Mark, if necessary, and shall use reasonable efforts to approve or disapprove such Licensee Promotional Materials in writing within forty-five (45) days after receipt.  Any submission which is not revised or disapproved in writing by Licensor within a sixty (60) day period shall be deemed approved.  Printing of Licensee Promotional Materials in advance of receiving Licensor’s written approval is done at Licensee’s own risk.  With respect to any Licensee Promotions Materials that reference only Licensor’s Mark and not Ares’ Mark or Ares’ Product, Licensor shall promptly evaluate Licensee Promotional Materials submitted to it by Licensee, and shall use reasonable efforts to approve or disapprove such Licensee Promotional Materials in writing within ten (10) business days after receipt.  Any submission which is not revised or disapproved in writing by Licensor within a fifteen (15) business day period shall be deemed approved.  Printing of Licensee Promotional Materials in advance of receiving Licensor’s written approval is done at Licensee’s own risk.  Licensee shall have no such obligation with respect to any of Licensee’s Mark(s).  Licensee shall provide to Licensor two (2) samples of all printed Licensee Promotional Materials.

Section 3.08.                      FDA Requirements.  Licensee shall, at its sole expense, ensure that the manufacture, marketing and sale of Licensed Product complies with all applicable FDA rules and regulations, including without limitation rules and fees pertaining to marketing eligibility and requirements necessary to maintain the listing for the Licensed Product in the “Orange Book” including, but not limited to, filing NDA Annual Reports and Safety Reports and paying Establishment Fees and Orange Book listing fees, and the Food, Drug and Cosmetic Act as most recently amended.

Section 3.09.                      Complaints.  Licensee shall be responsible for investigating and resolving any complaints regarding the Licensed Product provided, however, that Licensee shall notify Licensor of any complaints and adverse events regarding Ares’ Products within five (5) days following notice to Licensee of such complaints or serious adverse events.

Section 3.10.                      Safety Reporting.  Licensee shall assume the responsibility and authority for safety reporting to the FDA for the Licensed Product in the Field.  However, Licensor retains the responsibility and authority for safety reporting in geographic regions other than that covered by this Agreement.  In the event Licensee or Licensor makes a report of any event to the FDA hereunder, the reporting party shall provide the other party with a copy of such report and a written explanation thereof within five (5) business days of making such report to the FDA.

Section 3.11.                      Recalls.  If any regulatory authority having jurisdiction shall so request or order, or if Licensee believes, that any corrective action should be taken with respect to the Licensed Product, including without limitation any product recall, customer notice, restriction, change, or market action, then Licensee shall immediately inform Licensor of same in writing.

Section 3.12.                      Notification of Commercial Sale.  Licensee shall notify Licensor of the occurrence of the first commercial sale of a Licensed Product no later than ten (10) days after such sale.

ARTICLE IV

TERM AND TERMINATION

Section 4.01.                      Term.  The license granted under Article II hereof shall continue in force from the Effective Date of this Agreement until the occurrence of anyone of the following events:  (i) the expiration or invalidation of the Licensed Patent in the Territory, (ii) the termination of this Agreement pursuant to this Article IV or (iii) the termination, for any reason, of the Cato Sublicense (the “Term”).

Section 4.02.                      Termination by Licensee.  Licensee shall have the right to terminate this Agreement, effective at the end of the then-current calendar year, provided Licensee has given Licensor at least one hundred eighty (180) days prior written notice.  Such termination shall not relieve Licensee of its obligation to pay the minimum royalty and any running royalties earned for said calendar year, but all future royalty obligations, as well as all other provisions of this Agreement except Articles IV, V, and VII, shall terminate.

Section 4.03.                      Termination for Breach.  Either Party may terminate this Agreement sixty (60) days after giving the other Party notice of breach of any material provision of this Agreement by the other Party, unless such breach is cured, or is in the process of being substantially cured, within the period of such notice.

Section 4.04.                      Additional Termination Rights.  Licensor may terminate this Agreement ninety (90) days after providing written notice to Licensee of Licensee’s failure to comply with any applicable law or governmental rule or regulation concerning manufacture, marketing or sale of Licensed Product, unless such failure to comply is cured within the period of such notice or is in the process of being substantially cured or substantial efforts are being made to resolve any such failure to comply.

Section 4.05.                      Licensor’s Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that in the event of the commencement of a bankruptcy proceeding by or against Licensor under the Bankruptcy Code, Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

Section 4.06.                      Effect of Termination.  Termination of this Agreement shall neither release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights under this Agreement that the Parties agree herein shall survive termination.  The obligations of the Parties under Section 3.02 and Articles IV, V, VII and VIII shall survive any termination or expiration of this Agreement.

Section 4.07.                      Cumulative Rights and Remedies.  Any right to terminate this Agreement and/or the licenses granted hereunder shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; LIMITATIONS

Section 5.01.                      Licensor Representation.  Licensor represents and warrants to Licensee as follows:

(i)           Licensor has the right, power and authority to enter into this Agreement;

(ii)          Licensor has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in the Licensed Patents to any third party, except .as otherwise noted herein;

(iii)         Licensor has an exclusive license to make, have made, import, use, offer to sell and sell the Licensed Product solely for use within the Field;

(iv)         Making, having made, using, or selling the Licensed Product solely for use within the Field under the Licensor’s Mark in the Territory do not infringe any patent, trademark or any other rights of any third party known to Licensor;

(v)          This Agreement has been duly executed and delivered by Licensor and is a legal, valid, and binding obligation enforceable against Licensor in accordance with its terms;

(vi)         The execution, delivery and performance of this Agreement by Licensor does not conflict with any contract or agreement to which Licensor is a party or by which Licensor is bound;

(vii)        The responses to Licensee’s Due Diligence Questionnaire, .attached hereto as Exhibit 1, are complete, correct, and accurate and Licensor knows of no fact which does or could materially adversely affect the rights granted to Licensee hereunder;

(viii)       Licensor is not in default under the Cato Sublicense and has received no oral or written communication alleging any default or material dispute under said agreement;

(ix)          Licensor has fully disclosed to Licensee in Exhibit 1 hereto, all information in its possession or of which it is aware, relating to any and all complaints, claims, adverse events, threatened litigation, notices or allegations of invalidity, infringement or adverse ownership, governmental investigations or proceedings, and any other disputes concerning (A) the Cato Sublicense, (B) the Licensed Product, (C) the Licensed Patent, and (D) the Licensor’s Mark;

(x)           To the best of its knowledge, the practice of the inventions claimed by the Licensed Patent does not infringe on the patent or other legally protected intellectual property rights of any Third Party; and

(xi)          Licensor owns an application for Registration for Licensor’s Mark which is pending before the U.S.  Patent .and Trademark Office.

Section 5.02.                      Disclaimer of Warranties by Licensor.  Except for the express warranty set forth in Section 5.01, Licensor makes no representations or warranties of any kind concerning the Licensed Patents, Licensed Product or Licensor’s Mark, express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, non-infringement, validity of patent rights claims, whether issued or pending, and the absence of latent or other defects, whether or not discoverable.  Specifically, and not to limit the foregoing, nothing contained in this Agreement shall be construed as:  (i) a warranty or representation by Licensor .as to the validity, scope or enforceability of the Licensed Patents; (ii) a warranty or representation that exercise of the rights granted hereunder will be free from infringement of any third-party intellectual property rights; (iii) an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; (iv) conferring upon Licensor any obligation to file any patent application or to secure any patent or maintain any patent application or patent in force; or (v) an obligation to furnish any technical information or know-how.

Section 5.03.                      Licensee Representation.  Licensee represents and warrants to Licensor that (i) Licensee has the right, power and authority to enter into this Agreement, and (ii) the Licensed Product and all Licensee Promotional Materials, regardless of approval by Licensor, will comply with all applicable laws, rules, regulations and guidances of any federal, state or other governmental authority including, without limitation, rules, regulations and guidances promulgated by the FDA.

Section 5.04.                      Indemnification of Licensee.

5.04.01.               Obligation.  Licensor shall indemnify, defend and hold harmless Licensee, Licensee Affiliates, all of their respective officers, directors, agents and employees and their respective successors, heirs, legal representatives and assigns (the “Licensee Indemnified Parties”) against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Licensee Indemnified Parties or anyone of them in connection with any claims, suits, actions, demands or judgments arising out of or in connection with (i) a breach by Licensor of any obligation, representation or warranty under this Agreement; (ii) the manufacture, importation, use, offering for sale, sale or other disposition by Licensor or an Affiliate of Licensor of the Licensed Product; or (iii) the negligence or intentional misconduct of Licensor in any matter related to this Agreement or to the Cato Sublicense (collectively, (the “Indemnified Claims”).

5.04.02.               Attorneys.  Licensor agrees, at its own expense and after receipt of prompt written notice from Licensee, to provide attorneys reasonably acceptable to Licensee to defend against any actions brought or filed against any of the Licensee Indemnified Parties with respect to the subject of indemnity contained in Subsection 5.04.01, whether or not such actions are rightfully brought.  Licensee shall use reasonable good faith efforts to cause each of the Licensee Indemnified Parties to cooperate with such attorneys in the defense of any such actions.  Licensee Indemnified Parties shall also have the right, but not the obligation, to be represented with respect to any such action by counsel of its own selection at its own expense.  Licensor shall have the right to control the defense and disposition (including without limitation settlement, litigation or appeal) or any such action provided, however, that Licensor shall not settle any Indemnified Claim on any of the Licensee Indemnified Parties’ behalf without first obtaining Licensee’s written permission, which permission shall not be unreasonably withheld.

Section 5.05.                      Indemnification of Brigham by Licensee.

5.05.01.               Obligation.  Licensee shall indemnify, defend and hold harmless Brigham and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs, legal representatives .and assigns (the “Brigham Indemnified Parties”) against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Brigham Indemnified Parties or anyone of them in connection with any claims, suits, actions, demands or judgment~ arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold by Licensee pursuant to any right or license granted under this Agreement.

5.05.02.               Attorneys.  Licensee agrees, at its own expense and after receipt of prompt written notice, to provide attorneys reasonably acceptable to Brigham to defend against any actions brought or filed against any of the Brigham Indemnified Parties with respect to the subject of indemnity contained in Subsection 5.05.01, whether or not such actions are rightfully brought.  Brigham shall use reasonable good faith efforts to cause all Brigham Indemnified Parties to cooperate with such attorneys in the defense of any such actions.

5.05.03.               Insurance Coverage.  Beginning at the time any product, process or service made, used or sold by Licensee pursuant to any right or license granted under this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, Licensee shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than U.S. $2,000,000 per incident and U.S. $2,000,000 annual aggregate.  Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement.  If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of U S $250,000 annual aggregate) such self-insurance program must be acceptable to Brigham and the Risk Management Foundation of the Harvard Medical Institutions, Inc.  The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

5.05.04.               Insurance Policy.  Licensee shall provide Brigham with written evidence of such insurance upon request of Brigham.  Licensee shall provide Brigham with written notice at least fifteen (15) days prior to the cancellation, nonrenewal or material change in such insurance, if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period without notice or any additional waiting periods.

5.05.05.               Term of Insurance.  Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service made, used or sold by Licensee pursuant to any right or license granted under this Agreement is being commercially distributed or sold by Licensee or any agent of Licensee and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.  If after reasonable efforts Licensee cannot locate such an insurance policy that is economically feasible, then Licensor will cooperate with Licensee to obtain Brigham’s approval of a mutually acceptable alterative insurance policy.

Section 5.06.                      Indemnification of Licensor by Licensee.

5.06.01.               Obligation.  Licensee shall indemnify, defend and hold harmless Licensor, Licensor Affiliates, all of their respective directors, officers, employees or agents and their respective successors, heirs, legal representatives and assigns (the “Licensor Indemnified Parties”) from and against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Licensor Indemnified Parties or anyone of them in connection with any claims, suits, actions, demands or judgments arising out of:  (i) breach by Licensee of any obligation, representation or warranty under this Agreement; (ii) the exercise of the licenses granted under this Agreement; (iii) the manufacture, importation, use, offering for sale, sale or other disposition of the Licensed Product; or (iv) the manufacturing, importation, use, offering for sale, sale or other disposition of L Glutamine for use in treating sickle cell disease patients; or (v) the negligence or intentional misconduct of Licensee in any matter related to this Agreement (collectively, ‘Indemnified Claims”).

5.06.02.               Attorneys.  Licensee agrees, at its own expense and after receipt of prompt written notice from Licensor, to provide attorneys reasonably acceptable to Licensor to defend against any actions brought or filed against any of the Licensor Indemnified Parties with respect to the subject of indemnity contained in Subsection 5.06.01, whether or not such actions are rightfully brought.  Licensor shall use reasonable good faith efforts to cause each of the Licensor Indemnified Parties to cooperate with such attorneys in the defense of any such actions.  Licensor Indemnified Parties shall also have the right, but not the obligation, to be represented with respect to any such action by counsel of its own selection at its own expense.  Licensee shall have the right to control the defense and disposition (including without limitation settlement, litigation or appeal) or any such action provided, however, that Licensee shall not settle any Indemnified Claim on any of the Licensor Indemnified Parties’ behalf without first obtaining Licensor’s written permission, which permission shall not be unreasonably withheld.

Section 5.07.                      Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, RELIANCE, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) ARISING OUT OF A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH PARTY, ITS AFFILIATES OR THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS KNEW OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS SECTION 5, OR DAMAGES FROM A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8.09.

ARTICLE VI

PATENT PROSECUTION AND ENFORCEMENT

Section 6.01.                      Prosecution and Maintenance.  Licensee shall have no right to direct or control prosecution or maintenance of the Licensed Patent.

Section 6.02.                      Enforcement by Licensor.  If Licensee learns of any infringement or potential infringement.  of a Licensed Patent resulting from use, manufacture, offering for sale, sale or importation of L-glutamine, Licensee shall promptly notify Licensor.  As between Licensor and Licensee, Licensor shall have the sole right but not the obligation to prosecute such infringement (a “Patent Infringement Action”).  Licensor shall keep Licensee informed of, and shall from time to time consult with Licensee regarding, the status of any such Infringement Action and shall provide Licensee with copies of all documents filed in, and all written communications relating to, such Patent Infringement Action.  Licensee shall provide all reasonable cooperation to Licensor in connection with such Patent Infringement Action, and Licensor shall reimburse Licensee for its expenses incurred in rendering such cooperation.  Licensor shall be entitled to any recovery obtained from such Patent Infringement Action or the compromise or settlement thereof.

Section 6.03.                      Enforcement by Licensee.  If the Parties become aware of any infringement of the Licensed Patent resulting from use, manufacture, offering for sale, sale or importation of L-Glutamine for use in the Field, and Licensor fails to pursue such infringers within ninety (90) days of a determination of infringement by the Parties, then Licensee shall have the right, but not the obligation to pursue such infringers.  If Licensee opts to pursue such infringers, then Licensee shall be permitted to pursue such infringers at Licensee’s sole cost and expense.  Licensee shall keep Licensor informed of, and shall from time to time consult with Licensor regarding the status of any such Patent Infringement Action and shall provide Licensor with copies of all documents filed in, and all written communications relating to, such Patent Infringement Action.  Licensor shall provide all reasonable cooperation to Licensee in connection with such Patent Infringement Action, and Licensee shall reimburse Licensor for its expenses incurred in rendering such cooperation.  During such time as the Patent Infringement Action is being pursued by Licensee, the royalty rate in Section 2.05(b) often percent (10%) shall be reduced to five percent (5%) and the minimum royalties shall be reduced by fifty percent (50%).  Licensee shall be entitled to any recovery obtained from such Patent Infringement Action or the compromise or settlement thereof for its legal fees and expenses, but agrees to pay Licensee any amount of reduced royalty, and thereafter share any recovery in excess of Licensee’s legal fees and expenses and the full royalty payments, on a 50-50 basis with Licensee.

ARTICLE VII

NATIONAL DRUG CODE & COOPERATION

Section 7.01.                      Ownership of National Drug Code (NDC) Number.  Licensee shall apply for and own the National Drug Code (NDC) number for the Licensed Product and shall have all ownership of all rights to such NDC number during the Term.  So long as Licensee has complied with this Agreement, Licensee shall continue to own the NDC numbers and rights thereafter after the end of the Term.  Licensor shall reasonably cooperate with Licensee in order to help Licensee obtain ownership of or the right to such NDC number during the Term, and thereafter, as may be necessary.  Licensee shall pay all FDA product registration fees related to obtaining or maintaining such NDC number during the Term and thereafter, as may be necessary.

Section 7.02.                      Cooperation on Launch.  Licensor agrees to cooperate with Licensee on various regulatory issues that are required for Licensee to obtain all governmental permits and approvals for Licensee to commercialize the Licensed Product in the Territory, including but not limited to dealings with Federal, State and local governmental agencies and institutions, and for applying to reimbursement authorities; provided, however, Licensee shall reimburse Licensor for its reasonable costs or expenses including, without limitation, the time spent by any of Licensor’s personnel, incurred by Licensor in rendering such cooperation and such reimbursement shall in no case reduce any royalty or other payments otherwise due to Licensor hereunder.  The Parties agree that Licensee shall not be required to reimburse Licensor for any costs or expenses including, without limitation, the time spent by any of Licensor’s personnel, incurred by Licensor in connection with carrying out its other obligations under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01.                      Force Majeure.  If the performance of this Agreement or of any obligation hereunder is prevented, restricted or interfered with by reason of any acts or circumstances beyond the reasonable control of the obligated Party, the obligated Party shall be excused from such performance to the extent of such prevention, restriction or interference, provided, however, the obligated Party shall promptly advise the other Party in writing of the existence of such prevention, restriction or interference, shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

Section 8.02.                      No Waiver.  No failure on the part of either Party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by either Party of any right preclude any other future exercise thereof or the exercise of any other right.

Section 8.03.                      Notices.  All notices, reports, written communications, requests or demands required or permitted under this Agreement shall be forwarded, charges prepaid, by hand, by air mail, or by air courier or may be sent by facsimile, with confirmed transmission, properly addressed to the respective Parties as follows:

If to Licensor:

CATO HOLDING COMPANY
Westpark Corporate Center
4364 South Alston Avenue
Durham, North Carolina  27713
Attn:  President
Telephone:  (919) 361-2286
Facsimile:  (919) 767-0823

With a copy to:

CATO HOLDING COMPANY
4364 South Alston Avenue
Durham, NC  27713
Attn:  Director of Legal Affairs
Telephone:  (919) 361-2286
Facsimile:  (919) 361-2290

If to Licensee:

EMMAUS MEDICAL, INC.
3870 Del Amo Boulevard, Unit 507
Torrance, CA  90503-7701
Attn:  President
Telephone:  (310) 214-0065
Facsimile:  (310) 214-0075

or to such addresses or addresses as the Parties hereto may designate for such purposes.  Notices shall be deemed to have been sufficiently given or made (i) if by hand or by facsimile with confirmed transmission, when performed, (ii) if sent by air mail, five (5) days after being deposited in the mail, postage prepaid, and (iii) if by air courier, three (3) days after delivery to the air courier company.

Section 8.04.                      Independent Contractors.  No agency, partnership or joint venture is hereby established, each Party shall act hereunder as an independent contractor.  Neither Licensor nor Licensee shall enter into, or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.

Section 8.05.                      Assignment.  This Agreement shall be binding upon the Parties and their respective permitted successors and assigns.  This Agreement, including the licenses granted hereunder, may not be assigned by a Party in whole or in part, including without limitation any assignment effected by or pursuant to a change of control of such Party, except with the prior written consent of the other Party, which may not be unreasonably withheld.  Notwithstanding the foregoing, Licensor may assign this Agreement to any assignee of Licensor’s rights and obligations under the Cato Sublicense and Licensee may assign this Agreement to any Affiliate; provided that any such assignee enter into a written assumption agreement expressly agreeing to be bound to the terms of this Agreement.

Section 8.06.                      No Third-Party Beneficiaries.  Except as provided in this Agreement, nothing in this Agreement shall confer any rights upon any person or entity who or which is not a party to this Agreement.

Section 8.07.                      Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

Section 8.08.                      Reference to Licensed Patent.  Licensee shall mark or cause to be marked any products manufactured and sold pursuant to this Agreement with such references to the Licensed Patent as are required by the applicable laws of the territories in which such products are manufactured and sold.

Section 8.09.                      Confidential Information.  For the purpose of this Agreement, the term “Confidential Information” shall mean any information disclosed by either Party to the other in tangible form clearly marked “secret,” “confidential” or “proprietary” or, if disclosed otherwise, summarized or described in tangible form and clearly marked as above within thirty (30) days of the initial disclosure.  Each Party shall hold Confidential Information it has received in confidence during the Term and for a period of five (5) years thereafter and shall not disclose such Confidential Information to third parties without the prior written consent of the disclosing Party, other than Confidential Information that:

(i)           was known to the receiving Party (other than through prior receipt from the disclosing Party, its Affiliates or their agents) prior to disclosure by the disclosing Party as evidenced by the receiving Party’s prior written records;

(ii)          is disclosed to the receiving Party by a third party, except if such disclosure is made on a confidential basis or in violation of an obligation of confidentiality to the disclosing Party;

(iii)         is or becomes public knowledge other than by the receiving Party’s breach of this obligation of confidentiality;

(iv)         the receiving Party must disclose to government agencies for the purpose of registering Licensed Product;

(v)          the receiving Party must disclose to individuals who have a need to know to effectuate the development of Licensed Product, provided each such individual is bound by an obligation of confidentiality comparable to the obligation set forth in this Section 8.09;

(vi)         the receiving Party independently develops or discovers without use of or reference to the Confidential Information; or

(vii)        the receiving Party must disclose, pursuant to a requirement of law, provided the receiving Party has given the disclosing Party prompt written notice of such fact, so the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the confidentiality obligations of this Section 8.09.  The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such order or other remedy.  If any such order or other remedy does not fully preclude disclosure, or the disclosing Party waives such compliance, the receiving Party shall make such disclosure, but only to the extent such disclosure is legally required, and shall use its best efforts to have confidential treatment accorded to the disclosed Confidential Information.

All Confidential Information shall be returned to the disclosing Party by the receiving Party upon request by the disclosing Party upon the termination of this Agreement, with the exception of a single copy to be retained by the receiving Party in a confidential file for the purpose of determining compliance with this obligation of confidentiality.  The obligations of this Section 8.09 shall survive termination of this Agreement.

Section 8.10.                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the doctrine of conflict of laws.

Section 8.11.                      Cooperation.  Both Parties shall cooperate in good faith and take all necessary steps at the request of either Party to ensure that this Agreement is enforceable in accordance with its terms.

Section 8.12.                      Integration.  This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto.  No terms or provisions of this Agreement shall be varied, extended or modified by any prior or subsequent statement, conduct or act of either of the Parties, except by a written instrument specifically referring to .and executed in the same manner as this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the day and year first above written.

EMMAUS MEDICAL, INC.		CATO HOLDING COMPANY

By:	/s/ Yutaka Niihara	By:	/s/ Allen Cato
Name:	Yutaka Niihara	Name:	Allen Cato
Title:	CEO and President	Title:	CEO

Pursuant to that certain Sublicense Agreement dated 14th June 2005 (the “Cato Sublicense’’) between Ares Trading SA., a Swiss corporation and Cato Holding Company, a North Carolina, USA corporation, Ares Trading S.A. hereby consents to the grant of this sublicense to Emmaus Medical, Inc. as required by Section 2.03 of the Cato Sublicense.
Ares Trading, S.A.

Ares Trading, S.A.

By:
Name:
Title:
Date:

List of Exhibits

1.           Information Relating to Licensor’s Warranties under Section 5.01

Exhibit 1
Information Relating to Licensor’s Warranties Under Section 5.01

Licensor is aware of no complaints, claims, adverse events, threatened litigation, notices or allegations of invalidity, infringement or adverse ownership, governmental investigations or proceedings, and any other disputes concerning (A) the Cato Sublicense, (B) the Licensed Product, (C) the Licensed Patent, or (D) the Licensor’s Mark except those noted below:

None

AMENDMENT TO SUBLICENSE AGREEMENT

This First Amendment is made to the Sublicensee Agreement dated October 18, 2007, by and between Emmaus Medical, Inc., a Delaware corporation (“EM”), and Cato Holding Company, a North Carolina corporation (“Cato”).  This First Amendment is Effective as of February 1,2010.

RECITALS

A.	The Sublicensee Agreement grants rights to EM to sell L-Glutamine in the Territory, which is defined as the United States and its territories,

B.	EM would like to expand its sales territory for L-Glutamine, and Cato is willing to allow EM to expand this territory as set forth below.

C.	The initial capitalized terms used herein shall have the same meaning as used in the Sublicense Agreement unless otherwise indicated herein.

AMENDMENT

In consideration of the terms and consideration as noted .herein and the promises and agreements contained herein, the sufficiency of which consideration is hereby acknowledged, EM and Cato hereby agree to amend the Sublicense Agreement as follows:

Section 1.16 is deleted entirely and replaced with the following:

Territory.  (a) The United States of America, including its territories (“the “United States”), and (b) all other countries in the world, except countries that are members of the European Community as of the date of this Amendment (the “Other Countries”).

Section 2.01 is deleted entirely and replaced with the following:

Grant of Patent License.  Licensor hereby grants to Licensee, which Licensee accepts, a license under the Licensed Patent to make, have made, import, use, offer to sell and sell Licensed Product in the United States for use within the Field.  Licensor further grants to Licensee, and Licensee accepts, a license under the Licensed Patent to sell the Licensed Product in the Other Countries for use within the Field provided that during the year 2010, Licensee shall make minimum Adjusted Gross Sales in the Other Countries in the aggregate amount of not less than fifty thousand dollars ($50,000), which amount shall be prorated as of the date Licensee obtains first foreign government permission to sell Licensed Product in a first Other Country, and one hundred thousand dollars ($100,000) in each 2011 and 2012.  The license granted in the preceding sentence with respect to the Other Countries shall be subject to revocation by Cato, for any year subsequent to a year in which the required minimum Gross Sales arc not met.  However, if Licensee pays Licensor a royally of 10% of the minimum Gross Sales in subject year, then Cato shall not have the right to revoke the license in Other Countries.

A new Section 2.01A is added which reads as follows:

Sales Outside the Territory.  If EM wishes to sell Licensed .Product outside the Territory, it may request permission to make such sales, which request may be granted on a per sale basis or on a per country basis, each at the sole discretion of Cato with no obligation to agree to inclusion of additional sales or countries.

The first sentence of Section 2.02 shall be amended such that it reads as follows:

The license granted under Section 2.01, but not any license granted under Section 2.01 A shall be exclusive to Licensee.

Dated: February 1, 2010	Cato Holding Company

	By:	/s/ Mike Cato
	Name:	Mike Cato
	Title:	VP

Dated: February 1, 2010	Emmaus Medical, Inc.

	By:	/s/ Yutaka Niihara
	Name:	Yutaka Niihara
	Title:	President & CEO